UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2024

Twilio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37806	26-2574840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Spear Street, Fifth Floor, San Francisco, California 94105
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 390-2337

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	TWLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2024, Twilio Inc. (“we,” “us,” “our,” the “Company” and other similar terms) entered into a cooperation agreement (the “Cooperation Agreement”) with Sachem Head Capital Management LP and certain of its affiliates (collectively, “Sachem Head”).

Pursuant to the Cooperation Agreement, the Company has appointed Andy J. Stafman to the board of directors (the “Board”) of the Company as a Class II director, effective immediately, with an initial term expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”). The Company also agreed to nominate Mr. Stafman for election at the 2024 Annual Meeting. In connection with Mr. Stafman’s appointment, the Company has increased the size of the Board from nine to ten members and the size of Class II of the Board from three to four directors.

The Cooperation Agreement provides for customary director replacement rights, pursuant to which the Company and Sachem Head have agreed to cooperate to select a successor director in the event Mr. Stafman ceases to serve as a director. The Company’s obligations with respect to, among other things, the appointment of Mr. Stafman, the nomination of Mr. Stafman for election at the 2024 Annual Meeting, and the replacement of Mr. Stafman upon departure from the Board terminate in certain circumstances, including if Sachem Head’s aggregate net long position in the Company falls below 50% of its beneficial ownership of the Company’s outstanding shares of Class A common stock as of the date of the Cooperation Agreement.

The Cooperation Agreement will remain effective until the later of (i) 30 calendar days after the date on which Mr. Stafman (or any replacement director) has ceased to serve on the Board and (ii) one calendar day following the conclusion of the Company’s 2025 annual meeting of stockholders.

Pursuant to the Cooperation Agreement, Sachem Head has agreed to certain standstill, voting and confidentiality commitments. The Cooperation Agreement also contains a customary mutual non-disparagement provision.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated herein by reference.

On March 30, 2024, Andy J. Stafman was appointed to the Board as a Class II director, effective immediately. Mr. Stafman will serve until the 2024 Annual Meeting or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

There is no arrangement or understanding between Mr. Stafman and any other persons pursuant to which Mr. Stafman was appointed as a director, other than with respect to the matters referred to in Item 1.01. Furthermore, there are no family relationships between Mr. Stafman and any other director or executive officer of the Company and there are no transactions between Mr. Stafman and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Mr. Stafman will participate in the Company’s standard non-employee director compensation arrangements. Under the terms of those arrangements, Mr. Stafman will receive, among other things: (i) annual compensation for serving on the Board and any applicable committees thereof pursuant to the Company’s non-employee director compensation policy, substantially as described in the Company’s filings with the Securities and Exchange Commission and (ii) an initial grant of restricted stock units with a value of approximately $575,000 that vests annually over three years subject to continued service.

The Company will also enter into a standard form of indemnification agreement with Mr. Stafman (the “Indemnification Agreement”). The Indemnification Agreement provides, among other things, that the Company will indemnify Mr. Stafman, under the circumstances and to the extent provided therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law, the Company’s certificate of incorporation and bylaws.

Item 7.01	Regulation FD Disclosure.

On April 1, 2024, the Company issued a press release announcing the Cooperation Agreement and Mr. Stafman’s appointment to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Cooperation Agreement, dated March 30, 2024

99.1	Press Release, dated April 1, 2024

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWILIO INC.

Date: April 1, 2024	By:	/s/ Dana R. Wagner
Dana R. Wagner
Chief Legal Officer, Chief Compliance Officer and Secretary